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CONTACT:
Gregory M. Dearlove
Senior Vice President & Chief Financial Officer
(716) 887-7262

CTG Reports 2003 Third Quarter Financial Results
EPS increases in the third quarter versus last year

BUFFALO, N.Y. - October 13, 2003 - CTG (NYSE: CTG), an international information technology (IT) solutions and staffing company, today announced its financial results for the third quarter of 2003, which ended on September 26, 2003. CTG's revenues for the third quarter of 2003 were $61.1 million, compared with revenues of $62.1 million in the third quarter of 2002. CTG's net income for the third quarter of 2003 was $0.3 million, or $0.02 per diluted share, compared with net income for the 2002 third quarter of $0.1 million, or $0.01 per diluted share.

For the first three quarters of 2003, CTG reported revenues of $189.1million, compared with revenues of $199.7 million in the first three quarters of 2002. CTG's net income for the first three quarters of 2003 was $0.9 million, or $0.06 per diluted share, compared with a net loss for the first three quarters of 2002 of $35.8 million, or $2.11 per diluted share, which included the charge of $37.0 million or $2.19 per diluted share for the cumulative effect of the change in accounting principle related to the valuation of the Company's goodwill and intangible assets.

"CTG's earnings per share for the third quarter increased over last year on slightly lower revenues and were within the range of our guidance provided in July." said CTG Chairman and Chief Executive Officer James R. Boldt. "Recent indications in the marketplace make us cautiously optimistic a recovery in the technology sector and IT services market may finally be underway. CTG's strategic staffing business, which supports the IT staffing needs of large companies and providers of technology services, has steadily gained strength over the last five quarters. We are also seeing some of the outsourcing and solutions projects delayed by clients beginning to move forward."

Mr. Boldt added, "Our focus on key vertical markets where CTG has significant professional experience continues to provide new opportunities for growth. Our life sciences practice, which we launched earlier this year, is off to a very strong start with several new clients that sell FDA-regulated products engaging CTG to support 21 CFR Part 11 compliance work. Demand for health care IT remains strong with a major multi-year outsourcing engagement signed during the quarter and a strong pipeline of other new work expected to begin over the next few quarters. During the quarter, CTG's retail solutions group secured a significant engagement to automate promotional discounts and vendor allowances for a major national retailer."

CTG's long-term debt at the end of the 2003 third quarter was $6.9 million, compared to $7.6 million at the end of the 2003 second quarter and $13.2 million a year ago. This represents the lowest level of debt the company has had since it acquired Elumen Solutions in early 1999. CTG anticipates further reductions in debt in the fourth quarter of the year.

CTG also issued guidance for the fourth quarter of 2003. Based on current business and market conditions, CTG expects that its revenues and net income per diluted share for the fourth quarter of 2003 will range from $63 million to $65 million and $0.02 to $0.04, respectively.

Mr. Boldt concluded, "Our guidance for the fourth quarter anticipates a continuation of the demand trends we are experiencing in our existing business and an increasing level of optimism about market conditions. We see the improvement in our staffing business and the recent increased market spending on technology hardware as indications of the beginning of a recovery in IT services. We are also seeing renewed proposal activity in our application management outsourcing offering. With a strong balance sheet and a strategy that plays to both our strengths and market opportunities, CTG is well positioned to benefit from a recovering technology sector."

Backed by 37 years' experience, CTG provides IT application management, consulting, software development and integration, and staffing solutions to help Global 2000 clients focus on their core businesses and use IT as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients' businesses with a full range of integrated services and proprietary ISO 9001:2000-certified service methodologies. Our 2,700 IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering solutions that work. More information about CTG is available on the Web at www.ctg.com.

This document contains certain forward-looking statements concerning the Company's current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company's services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company's disclosures set forth in the Company's 2002 Form 10-K and Management's Discussion and Analysis section of the Company's 2002 annual report, which are incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

CTG will hold a conference call on October 14, 2003 at 11:00 AM Eastern Time to discuss its financial results and business strategy. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-800-869-4362 between 10:45 AM and 10:50 AM and ask for the CTG conference call and identify James Boldt as the conference chairperson. A replay of the call will be available between 1:00 PM Eastern Time October 14, 2003 and 1:00 PM Eastern Time October 16, 2003 by dialing 1-800-642-1687 and entering the conference ID number 3067602.

COMPUTER TASK GROUP, INCORPORATED (CTG) Consolidated Statements of Operations (amounts in thousands except per share data)
	For the Quarter Ended			For the Three Quarters Ended
	September 26, 2003		September 27, 2002	September 26, 2003	September 27, 2002

Revenue	$61,141	$	$ 62,149	$189,060	$199,710
Direct costs	44,757		45,250	138,745	144,385
Selling, general and administrative expenses	15,588		16,399	47,862	51,716
Operating income	796		500	2,453	3,609
Net other expense	210		267	853	1,525
Income before income taxes and cumulative effect of change in accounting principle	586		233	1,600	2,084
Provision for income taxes	246		92	672	823
Net income before cumulative effect of change in accounting principle	340		141	928	1,261
Cumulative effect of change in accounting principle (a)	-		-	-	(37,038)
Net income (loss)	$340		$141	$928	$(35,777)
Basic net income (loss) per share:
Net income before cumulative effect of change in accounting principle	$0.02		$0.01	$0.06	$0.08
Cumulative effect of change in accounting principle (a)	-		-	-	(2.24)
Basic net income (loss) per share	$0.02		$0.01	$0.06	$(2.16)
Diluted net income (loss) per share:
Net income before cumulative effect of change in accounting principle	$0.02		$0.01	$0.06	$0.08
Cumulative effect of change in accounting principle (a)	-		-	-	(2.19)
Diluted net income (loss) per share	$0.02		$0.01	$0.06	$(2.11)
Weighted average shares outstanding:
Basic	16,677		16,575	16,649	16,555
Diluted	16,817		16,813	16,765	16,938

a.	In conjunction with the required adoption of SFAS No. 142 and based upon an independent appraisal, CTG recorded a pre-tax, non-cash loss for impairment of $37.0 million or $2.24 per basic share and $2.19 per diluted share in the 2002 first quarter. The write-off primarily relates to the goodwill that resulted from the acquisition in February 1999 of the healthcare information technology services provider Elumen Solutions, Inc.

COMPUTER TASK GROUP, INCORPORATED (CTG) Consolidated Balance Sheets (amounts in thousands)
	Sept. 26, 2003	Sept. 27, 2002		Sept. 26, 2003	Sept. 27, 2002
Current Assets:			Current Liabilities:
Cash and cash equivalents	$ 2,929	$ 866	Accounts payable	$ 8,568	$ 5,920
Accounts receivable, net	44,670	46,427	Accrued compensation	16,269	16,735
Other current assets	2,523	3,820	Income taxes payable	897	1,799
			Other current liabilities	4,259	5,962
Total Current Assets	50,122	51,113	Total Current Liabilities	29,993	30,416
Property and equipment, net	7,664	11,760	Long-term debt	6,867	13,197
Other assets	40,964	40,267	Other liabilities	7,667	7,621
			Shareholders' equity	54,223	51,906
Total Assets	$ 98,750	$ 103,140	Total Liabilities and Shareholders' Equity	$ 98,750	$ 103,140

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Today's news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.